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                                                                     EXHIBIT 4.4


                       AMERICAN ONCOLOGY RESOURCES, INC.
            1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN, AS AMENDED


I.  PURPOSES

          The purposes of this 1993 Non-Employee Director Stock Option Plan (the "Plan") are (i) to provide additional incentive for securing and retaining qualified non-employee persons to serve on the Board of Directors of the Company and (ii) to enhance the future growth of the Company by furthering such persons' identification with the interests of the Company and its stockholders. It is intended that Options granted under this Plan will be Non-Qualified Stock Options.

II.  DEFINITIONS

          (a) In this Plan, except where the context otherwise indicates, the following definitions apply:

              (1) "Acquisition Transaction" means any transaction or series of related transactions (including, without limitation, any merger, consolidation, exchange, purchase or tender offer) pursuant to which the Company acquires, directly or indirectly, securities, assets or the business of any person for consideration consisting in whole or in part Common Stock.

              (2) "Affiliate" means any person, directly or indirectly, that controls, is controlled by or is under common control with the person or entity specified. For purposes of this definition, "control" (including with correlative meaning the term "controls" and the phrases "controlled by" and "under common control with") shall have the meaning currently ascribed thereto under Section 20 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

              (3) "Board" means the Board of Directors of the Company.

              (4) "Code" means the Internal Revenue Code of 1986, as amended.

              (5) "Company" means American Oncology Resources, Inc.

              (6) "Designated Beneficiary" means the person designated to be entitled, on the death of a Participant, to any remaining rights arising out of a Stock Option.

              (7) "Effective Date" means June 28, 1993.

              (8) "Fair Market Value" means, with respect to a share of Common Stock on
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          any date herein specified, the average daily Closing Price per share of Common Stock for the ten (10) consecutive trading days commencing fifteen (15) trading days before the date in question. The term "Closing Price" of per share of Common Stock for a day or days shall mean (i) if the shares of Common Stock are listed or admitted for trading on a national securities exchange, the last reported sales price regular way, or, in case no such reported sale takes place on such day or days, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which the shares of Common Stock are listed or admitted for trading, or (ii) if the shares of Common Stock are not listed or admitted for trading on a national securities exchange, (A) the last transaction price of the shares of Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or, in the case no such reported transaction takes place on such day or days, the average of the reported closing bid and asked prices thereof quoted on NASDAQ, or (B) if the shares of Common Stock are not quoted on NASDAQ, the average of the closing bid and asked prices of the shares of Common Stock in the over-the-counter market, as reported by The National Quotation Bureau, Inc., or an equivalent generally accepted reporting service, or (iii) if on any such trading days the shares of Common Stock are not quoted by any such organization, the fair market value per share of Common Stock on such day(s), as determined in good faith by the Board.

              (9) "Eligible Director" means a person who as of any applicable date (i) is a member of the Board, (ii) is not an officer of the Company or any subsidiary of the Company and (iii) is not a full-time employee of the Company or any of its subsidiaries.

              (10) "Non-Qualified Stock Option" means an option which does not meet the requirements of Section 422A(b) of the Code.

              (11) "Participant" means an Eligible Director who is granted a Stock Option hereunder.

              (12) "Securities Act" means the Securities Act of 1933, as now in effect or as hereafter amended.

              (13) "Share" means a share of Stock that has been previously (i) authorized but unissued, or (ii) issued and reacquired by the Company.

              (14) "Stock" or "Common Stock" means the common stock, $.01 par value per share, of the Company.

              (15) "Stock Option" or "Option" means an option to purchase
          Shares.

              (16) "Terminate" means cease to be a Director of the Company.

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              (17) "Termination of Directorship" means the date upon which any
          Participant ceases to be a Director for any reason whatsoever. The effective date of such Termination of Directorship shall be the actual date of such termination (by death, disability, retirement, resignation, non-election or otherwise).

III.  GRANTS OF STOCK OPTIONS; OPTION PRICE; VESTING SCHEDULE

          (a) Options will be granted only to individuals who are Eligible Directors of the Company.

          (b) On the date of the 1999 annual meeting of stockholders of the Company, each Eligible Director who is in office after giving effect to the election of directors at such meeting shall receive, without the exercise of the discretion of any person or persons, an Option to purchase 15,000 Shares. In addition, each Eligible Director who is appointed to the Board of Directors at the first board meeting after the 1999 annual meeting shall receive on the date of such appointment, without the exercise of the discretion of any person or persons, an Option to purchase 15,000 Shares.

          (c) At the first board meeting following the 1999 annual meeting of stockholders, each Eligible Director appointed at such meeting to any committee of the board of directors shall receive, without the exercise of the discretion of any person or persons, an option to purchase 2,000 shares of Common Stock for each such committee to which such Eligible Director is appointed.

          (d) All Options granted under the Plan shall be at the Option price set forth in the following subsection (e), shall be subject to adjustment as provided in Section VII and to the terms and conditions set forth in Section VIII and shall vest in the manner set forth in the subsection (f) below. All Options granted under the Plan shall be evidenced by a written option agreement.

          (e) The purchase price of Shares issued under each Option shall be the Fair Market Value of Shares subject to the Option on the date the Option is granted.

          (f) Except to the extent otherwise provided herein, each Option granted under this Article III above shall vest and be exercisable as to all of the Shares covered thereby four months after the effective date of the grant of such Option.

IV.  ADMINISTRATION

          (a) The Plan shall be administered by the Board or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references herein to the Board shall also mean the committee if such committee has been appointed and,

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unless the powers of the committee have been specifically limited, the committee shall have all of the powers of the Board granted herein, including, without limitation, the power to terminate or amend the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law. All questions of interpretation of the Plan, the eligibility of members of the Board or of interpretation of any Options shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or any Option.

          (b) The Board may, in its discretion, delegate duties to an officer or employee or a committee composed of officers or employees of the Company, but it may not delegate its authority to apply and interpret this Plan.

V.  TERM

          The term of this Plan commences on the Effective Date and terminates on the tenth anniversary of the Effective Date. This Plan shall remain in effect for the purposes of administration of any Option granted pursuant to its provisions and no such Option granted during the term of this Plan shall be adversely affected by the termination of the Plan.

VI.  SHARES RESERVED; OPTIONS GRANTABLE AND EXERCISABLE

          (a) Subject to adjustments as provided in Section VII hereof, a total of 600,000 Shares shall be subject to the Plan. The Shares subject to the Plan shall be and are hereby reserved for sale for such purposes. Any of the Shares which remain unsold and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purposes of the Plan. Should any Option expire or be canceled prior to its exercise in full, the Shares theretofore subject to such Option may again be subjected to an Option under the Plan.

          (b) As to a Participant, an Option ceases to be exercisable, as to any Share, when the Participant purchases the Share or when the Option lapses.

VII.  ADJUSTMENTS

          (a) The existence of outstanding Stock Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of, or affecting, the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

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          (b) If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Common Stock outstanding, without receiving compensation therefor in money, services or property, then (a) the number and per share price of shares of Common Stock to be granted pursuant to annual grants in subsection III(a) hereof shall be appropriately adjusted in such a manner as to entitle a Participant to receive options to purchase the same total number of shares as he would have received had he or she been granted such option immediately prior to the event requiring the adjustment; (b) the number and per share price of shares of Common Stock subject to outstanding Stock Options hereunder shall be appropriately adjusted in such a manner as to entitle a Participant to receive upon exercise of a Stock Option, for the same aggregate cash consideration, the same total number of shares as he would have received had he or she exercised his or her Stock Option in full immediately prior to the event requiring the adjustment; and (c) the number of shares then reserved for issuance under the Plan shall be adjusted by substituting for the total number of shares of Common Stock then reserved that number of shares of Common Stock that would have been received by the owner of an equal number of outstanding shares of Common Stock as the result of the event requiring the adjustment.

          (c) After a merger of one or more corporations into the Company or after a consolidation of the Company and one or more corporations in which the Company is the surviving corporation, each holder of an outstanding Stock Option, upon exercise of such Stock Option, shall be entitled to receive (at no additional cost but subject to any required action by stockholders) in lieu of the number of shares of Common Stock with respect to which such Stock Option is exercisable, the number of shares of stock (or other securities or consideration) to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of the same number of shares of Common Stock which he or she would have otherwise received upon exercise of such Stock Option.

          (d) If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company is liquidated, or sells or otherwise disposes of substantially all its assets to another corporation while unexercised Stock Options remain outstanding under the Plan, (i) subject to the provisions of clause (iii) below, after the effective date of such merger, consolidation, liquidation, or sale, as the case may be, each holder of an outstanding Stock Option shall be entitled, upon exercise of such Stock Option, to receive at no additional cost, in lieu of shares of Common Stock, shares of such stock (or other securities or consideration) as the holders of shares of Common Stock received pursuant to the terms of the merger, consolidation, liquidation, or sale; (ii) any limitations set forth in or imposed pursuant to either Section III (c) or Section VIII hereof shall automatically lapse so that all Stock Options, from and after a thirty (30) day period preceding the effective date of such merger, consolidation, liquidation or sale, as the case may be, shall be exercisable in full; and (iii) all outstanding Stock Options may be canceled by the Board as of the

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effective date of any such merger, consolidation, liquidation or sale provided that (a) notice of such cancellation shall be given to each holder of a Stock Option, and (b) each holder of a Stock Option shall have the right to exercise such Stock Option in full (without regard to any limitations set forth in or imposed pursuant to either Section III (c) or Section VIII hereof) during a thirty (30) day period preceding the effective date of such merger, consolidation, liquidation, or sale. In the event any acceleration of vesting provided by clause (ii) or (iii) above would result in imposition of the excise tax imposed by Section 4999 of the Code, a Participant may elect to waive such acceleration with respect to such number of shares subject to unvested Stock Options as the Participant shall designate.

          (e) Except as expressly provided herein, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash, property, labor, or services, either upon direct sale, exercise of rights or warrants to subscribe therefor, or conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, class or price of shares of Common Stock then subject to outstanding Stock Options.

VIII.  TERMS AND CONDITIONS OF STOCK OPTIONS

          (a) During the Participant's life, the Stock Option is exercisable only by the Participant or by his or her guardian or legal representative.

          (b) A Stock Option under this Plan is not assignable or transferable, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code), and is not subject, in whole or in part, to attachment, execution or levy of any kind.

          (c) Any Stock Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

          (d) Stock Options shall be exercised by the delivery of written notice to the Company setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and, subject to the subsequent provisions hereof, the address to which the certificates representing shares of the Common Stock issuable upon the exercise of such Stock Option shall be mailed. In order to be effective, such written notice shall be accompanied at the time of its delivery to the Company by payment of the exercise price of such shares of Common Stock, which payment shall be made in cash or by check, bank draft, or postal or express money order payable to the order of the Company in an amount (in United States dollars) equal to the exercise price of such shares of Common Stock. Such notice shall be delivered in person to the Secretary of the Company, or shall be sent by registered mail, return receipt requested, to the Secretary of the Company, in which case, delivery shall be deemed made on the date such notice is deposited in the mail. Whenever shares of Common Stock are to be issued or delivered

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pursuant to the Plan, the Company shall require the Participant to remit to the
Company an amount sufficient to satisfy federal, state, and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares, which payment may be made in the manner set forth above or in the manner permitted by clause (e) below.

          (e) Alternatively, payment of the exercise price may be made, in whole or in part, by delivery of shares of Common Stock previously issued to the Participant. Unless otherwise permitted by the Board, payment of the exercise price with shares of Common Stock shall be made only with shares owned by the Participant for at least six (6) months. If payment is made in whole or in part in shares of Common Stock owned by the Participant, then the Participant shall deliver to the Company, in payment of the option price of the shares of Common Stock with respect to which such Stock Option is exercised, (i) certificates registered in the name of such Participant representing a number of shares of Common Stock legally and beneficially owned by such Participant, free of all liens, claims and encumbrances of every kind and having a Fair Market Value as of the date of delivery of such notice that is not greater than the exercise price of the shares of Common Stock with respect to which such Stock Option is to be exercised, such certificates to be accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by such certificates; and (ii), if the exercise price of the shares of Common Stock with respect to which such Stock Option is to be exercised exceeds such Fair Market Value, cash or a check, bank draft, or postal or express money order payable to the order of the Company in an amount (in United States dollars) equal to the amount of such excess.

          (f) Stock Options granted to any Participant under this Plan shall be subject to the following conditions:

          (1) The price per share shall be as set forth in Section III.

          (2) Each Stock Option shall have a term of ten (10) years from the date such Stock Option is granted and shall vest and become exercisable as set forth in Section III.

          (3) A Stock Option shall lapse in the following situations:

                    (i) If a Termination of Directorship shall occur with respect to any Participant, for any reason other than death, no further vesting shall occur and the Participant shall be entitled to exercise his or her rights with respect to the portion of the Option vested as of the date of such event until a date that is three (3) months after the date of such Termination of Directorship, unless any of such Options shall have terminated earlier under their terms or under other provisions of this Plan.

                    (ii) If a Termination of Directorship shall occur with respect to any

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          Participant by reason of the death of such Participant, and if any
          Stock Option granted to such Participant was in effect at the time of the Participant's death, all unexercised Stock Options, if any, shall vest and become immediately exercisable and may be exercised until the expiration of one (1) year from the date of death of the Participant or until the expiration of the term of the Stock Option, whichever is earlier. Such Stock Option may be exercised by the Designated Beneficiary of the deceased Participant, subject to all other provisions of the Plan.

IX.  POWER TO AMEND

          The Board of Directors may modify, revise or terminate this Plan at any time and from time to time; provided, however, that the Plan shall not be amended more than once every six (6) months, other than to comport with changes in the Code, or the regulations thereunder, or the Employee Retirement Income Security Act of 1974, as amended, or the regulations hereunder; and provided, further, that without the approval of the holders of at least a majority of the securities of the Company present or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware, the Board of Directors may not (i) materially increase the benefits accruing to participants under the Plan; (ii) change the aggregate number of Shares which may be issued under Options pursuant to the provisions of the Plan; (iii) reduce the Option price at which Options have been granted; or (iv) change the class of persons eligible to receive Options. However, no termination or amendment of the Plan may, without the consent of the holder of any Option then outstanding adversely affect the rights of such holder under the Option.

X.  EXERCISE OF OPTIONS; REGISTRATION

          The Company shall not be required to sell or issue any shares of Common Stock under any Stock Option if the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law, statute, or regulation of any governmental authority whether it be Federal or State. Specifically, in connection with the Securities Act, upon exercise of any Stock Option, unless a registration statement under the Securities Act is in effect with respect to the shares of Common Stock covered by such Stock Option, the Company shall not be required to issue such shares unless the Board has received evidence satisfactory to it to the effect that the holder of such Stock Option is acquiring such shares of Common Stock for investment and not with a view to the distribution thereof, and that such shares of Common Stock may otherwise be issued without registration under the Securities Act or State securities laws. Any determination in this connection by the Board shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of a Stock Option, or the issuance of shares pursuant thereto, to comply with any law or regulation of any governmental authority.

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XI.  SHAREHOLDER APPROVAL

          Notwithstanding any other provisions of the Plan, in order for the Plan to continue as effective, on or before the date which occurs twelve (12) months after the date the Plan is adopted by the Board, the Plan must be approved by the holders of at least a majority of the outstanding stock (unless applicable state law or the Company's charter or by-laws require a greater number) of the Company entitled to vote thereon voting in person, or by proxy, at a duly held stockholders' meeting, and no shares of Common Stock shall be issued under the Plan until such approval has been secured.

XII.  INTERPRETATIONS

          The provisions of the Plan shall be construed, administered, and governed by the laws of the State of Texas, without giving effect to principles of conflicts of laws, and, to the extent applicable, the laws of the United States.

XIII.  GOVERNMENT REGULATIONS

          The Plan, the granting and exercise of Stock Options thereunder, and the obligation of the Company to sell and deliver Shares under such Stock Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.